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Exhibit 99.10

THIRD AMENDMENT TO THE
VITAL IMAGES, INC.
1997 DIRECTOR STOCK OPTION PLAN

        The Vital Images, Inc. 1997 Director Stock Option Plan (the "Plan") was adopted by the Board of Directors of Vital Images, Inc. (the "Company") and approved by the sole shareholder of the Company in 1997, was amended in 1998 to increase the number of shares available for issuance to 105,000, was amended in 1999 to increase the number of shares available for issuance to 210,000 shares, and is now in full force and effect. This Amendment is adopted in order to amend the Plan with respect to the number of shares of capital stock which may be granted under the Plan.

        A.    Amendment.    Section 5(a) of the Plan is hereby amended to replace the number "15,000" wherever it appears with the number "18,000."

        B.    Effective Date.    This Amendment shall be effective as of February 24, 2000, and shall be subject to the approval by the shareholders of the Company at the next Annual or Special Meeting of Shareholders.

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  Exhibit 99.10
THIRD AMENDMENT TO THE VITAL IMAGES, INC. 1997 DIRECTOR STOCK OPTION PLAN